Exhibit 99.1

Crossroads Capital Announces Portfolio Company Shutdown

LINCOLN, Neb., Sept. 21, 2016 /PRNewswire/ -- Crossroads Capital, Inc. (Nasdaq: XRDC) (the "Company") has announced that Mode Media Corporation ("Mode Media"), a Crossroads Capital portfolio company, ceased operations on September 15, 2016.

The fair value of the Company's investment in Mode Media as of June 30, 2016, was $1,410,000 and represented 4.6% of net assets. The Company anticipates a write-down of this investment as a result of the cessation of operations.

At this time, the Company cannot estimate the proceeds, if any, that it will receive from its investment in Mode Media. However, the Company expects that it is likely that any proceeds received as a result of Mode Media closing its doors will be less than the fair value set forth in the Company's last quarterly report.

The Company's determination of the fair value of its investment in Mode Media will be made in connection with the preparation of its upcoming quarterly report and will based on information available at that time.

About Crossroads Capital, Inc.
Crossroads Capital, Inc. (www.xroadscap.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940.

Investor Relations Contact:	Ben H. Harris Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com

Forward-Looking Statements
This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" set forth in Crossroads Capital's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission ("SEC"), and subsequent filings with the SEC. Please refer to Crossroads Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Crossroads Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Crossroads Capital's website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.